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IMPORTANT NEWS ABOUT CNI CHARTER FUNDS

January 14, 2008

To the Shareholders of the AHA Full Maturity Fixed Income Fund:

CNI Charter Funds re-appointed Boyd Watterson Asset Management, LLC as sub-adviser to a portion of the AHA Full Maturity Fixed Income Fund, effective October 15, 2007.

Boyd Watterson has served as a sub-adviser to the Fund since December 2005.  However, under the Investment Company Act of 1940, the October 15 purchase of Boyd Watterson by its executives automatically terminated its prior sub-advisory agreement with respect to the Fund.  There will be no increase in fees to the Fund and its shareholders as a result of this re-appointment.

Robert W. Baird & Company Incorporated continues to manage a portion of the Fund.  CCM Advisors, LLC continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about Boyd Watterson.  Please take a few moments to read them.  Call us at (888) 889-0799 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in CNI Charter Funds.

Sincerely,

/s/ Richard D. Byrd
Richard D. Byrd
President & Chief Executive Officer

CNI CHARTER FUNDS

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
AHA FULL MATURITY FIXED INCOME FUND

This document is an Information Statement and is being furnished to shareholders of the AHA Full Maturity Fixed Income Fund (the “Fund”), a series of CNI Charter Funds (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued by the Securities and Exchange Commission (the “SEC”).  CCM Advisors, LLC (“CCMA”) serves as the investment adviser for the Fund.  The exemption order permits CCMA and the Board of Trustees of the Trust (the “Board”) to employ additional sub-advisers, terminate sub-advisers, and modify sub-advisory agreements without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually.  In addition, under the SEC order, if CCMA and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about January 14, 2008 to the shareholders of the Fund of record as of December 14, 2007 (the “Record Date”).  The Fund will pay the expenses of preparing this Information Statement.  As of the Record Date, 4,154,425.981 Institutional Class shares and 26,186.236 Class N shares of the Fund were issued and outstanding.  Appendix A lists shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date.  To the knowledge of CCMA, the executive officers and trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund and of the Trust as of the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY.
 PLEASE DO NOT SEND US A PROXY.

Re-Appointment of Boyd Watterson Asset Management LLC as a Sub-Adviser to the AHAFull Maturity Fixed Income Fund

On October 10, 2007, the Board approved the re-appointment of Boyd Watterson Asset Management, LLC (“Boyd Watterson”) as sub-adviser to a portion of the AHA Full Maturity Fixed Income Fund (the “Fund”).

Boyd Watterson has served as a sub-adviser to the Fund since December 2005.  On October 15, 2007, the members of Boyd Watterson’s management purchased the shares of Boyd Watterson from its parent company, The PNC Financial Services Group, Inc.  Under the Investment Company Act of 1940, as amended (the “1940 Act”), this transaction automatically terminated Boyd Watterson’s existing sub-advisory agreement with the Fund.  Accordingly, CCM Advisors, LLC (“CCMA”), the investment adviser to the Fund, entered into a new sub-advisory agreement with Boyd Watterson (the “Agreement”), effective October 15, 2007, to continue to manage a portion of the Fund, subject to the supervision of CCMA and the Trust’s Board of Trustees (the “Board”).  The Agreement has substantially the same terms as the previous sub-advisory agreement.

No officers of the Trust or trustees of the Trust (each a “Trustee”) are officers, employees, directors, managers or members of Boyd Watterson.  In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in Boyd Watterson, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Boyd Watterson, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its October 10, 2007, meeting, in connection with its review of CCMA’s proposed new sub-advisory agreement, the Board considered a variety of matters, including information about Boyd Watterson’s organization, personnel providing services to the Fund, and compensation structure; its investment philosophy and investment process; performance results of the Fund and Boyd Watterson’s portion of the Fund over various periods; Boyd Watterson’s sub-advisory fees with respect to the Fund; and the estimated profitability of Boyd Watterson’s overall relationship with the Fund.  The Board also reviewed information regarding Boyd Watterson’s compliance policies and procedures, disaster recovery and contingency planning, and policies with respect to portfolio trade execution.  The Board noted Boyd Watterson’s representation that the acquisition of Boyd Watterson’s shares by the members of its management would not adversely impact its operations.

The Board compared the performance of Boyd Watterson’s portion of the Fund with the Fund’s benchmarks and the average of all funds in its peer group category selected by Lipper, Inc. for one-, three-, six- and nine-month, year-to-date and one-year periods ended August 31, 2007.  The Board noted that the returns for Boyd Watterson’s portion of the Fund were above those of the Fund as a whole, and above the average returns of the Lipper Corporate A-Rated Debt Funds peer group and the Lehman US Aggregate Bond Index for all periods (except the Lehman Index for the one-month period), but below the returns of the Lehman Intermediate US Government/Credit Index for all periods other than the nine-month period.

The Board reviewed information regarding the advisory fees charged by Boyd Watterson and noted that Boyd Watterson’s fees for services to the Fund were competitive with the fees it charges other mutual funds for which it serves as sub-adviser, and that Boyd Watterson does not manage any non-investment company accounts with similar mandates to that of the Fund.  The Board also considered that although Boyd Watterson’s sub-advisory fee schedule had no breakpoints, the Fund’s asset levels were relatively small and were not currently likely to lead to significant economies of scale.

The Board reviewed the sub-advisory fees received in the past by Boyd Watterson from the Fund, information prepared by Boyd Watterson relating to Boyd Watterson’s costs and profits with respect to the Fund, and the other benefits received by Boyd Watterson and its affiliates as a result of its relationship with the Fund, including the intangible benefits of any favorable publicity arising in connection with the Fund’s performance.

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that Boyd Watterson’s fees under the Agreement represented fair and reasonable compensation in light of the nature and quality of the services proposed to be provided by Boyd Watterson to the Fund and its shareholders, and that approval of the Agreement was in the best interests of the Fund’s shareholders.

Boyd Watterson Asset Management, LLC

Boyd Watterson is located at 1801 East Ninth Street, Suite 1400, Cleveland, Ohio 44144, and is owned by members of its management.  Boyd Watterson was founded in 1928 and provides equity and fixed income investment management services to individuals and institutions.  As of December 14, 2007, Boyd Watterson managed assets of approximately $3.2 billion.

Day-to-day management of the portion of the Fund managed by Boyd Watterson is the responsibility of its Fixed Income Group, which establishes Boyd Watterson’s fixed income investment strategy.  Primary responsibility for managing Boyd Watterson’s portion of the Fund has been assigned toDavid M. Dirk (Vice President, Senior Strategist) and James R. Shirak (Senior Vice President, Lead Fixed Income Strategist), who have been employed by Boyd Watterson since 1996 and 1999, respectively.

Terms of Sub-Advisory Agreement

The Agreement will continue in force until October 14, 2009, unless sooner terminated.  The Agreement will continue in force from year to year thereafter with respect to the Fund so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated with respect to the Fund at any time without payment of any penalty by CCMA or Boyd Watterson on sixty days’ prior written notice to the other party.  The Agreement may also be terminated with respect to the Fund at any time without payment of any penalty by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) on sixty days prior written notice to Boyd Watterson.  In addition, the Agreement may be terminated with respect to the Fund at any time upon written notice, without payment of any penalty, by CCMA, the Board, or a vote of a majority of the outstanding voting securities of the Fund if Boyd Watterson or any of its officers or directors has breached any representation or warranty in the Agreement or has taken any action which results in a material breach of Boyd Watterson’s covenants under the Agreement.  The Agreement will automatically terminate with respect to the Fund if the Investment Management Agreement between CCMA and the Trust with respect to the Fund is terminated, assigned or not renewed.

Boyd Watterson is entitled to an annual fee for its investment advisory services equal to a percentage of the average daily net assets of the portion of Fund it manages.  All sub-advisory fees are paid by CCMA and not the Fund.  Because CCMA pays Boyd Watterson out of its own fees received from the Fund, there is no “duplication” of advisory fees paid.  There will be no increase in advisory fees to the Fund and its shareholders in connection with the approval of Boyd Watterson as sub-adviser to a portion of the Fund.

Additional Disclosure Regarding Boyd Watterson

The names and principal occupations of the principal executive officers (other than Bryan R. Hill) and directors of Boyd Watterson are listed below:

Name	Principal Occupation/Title
Clyde E. Bartter	Chairman/Co-Chief Investment Officer
Timothy M. Hyland	Vice Chairman/Director
Brian L. Gevry	CEO/Co-Chief Investment Officer/Director
Roy D. Hoke	Executive Vice President
Michael E. Bee	Executive Vice President
James R. Shirak	Executive Vice President
William A. Spetrino	Executive Vice President
James A. Waler	Chief Operating Officer
Teresa J. Burchfield	Senior Vice President
Bryan R. Hill	Chief Compliance Officer

Each of the principal executive officers and directors of Boyd Watterson, other than Bryan R. Hill, is located at 1801 East Ninth Street, Suite 1400, Cleveland, Ohio 44144.  Bryan R. Hill is President of RIA Compliance Consultants, located at 1905 Harney Street, Suite 530, Omaha, Nebraska 68102.

The following information was provided by Boyd Watterson regarding the other mutual funds for which it serves as sub- adviser and which have investment objectives similar to that of the Fund:

Fund	Fee Rate	Net Assets as of December 30, 2007
Mercantile Total Return Bond Fund	0.20% for average net assets up to $144,344,000; 0.30% for average net assets greater than $144,344,000 and up to $1 billion; 0.17% for average net assets greater than $1 billion	$145,726,028
Mercantile Limited Maturity Bond Fund	0.20% for average net assets up to $140,403,000; 0.30% for average net assets greater than $140,403,000 and up to $1 billion; 0.17% for average net assets greater than $1 billion	$105,170,340

General Information

The principal executive offices of the Trust are located at 400 North Roxbury Drive, Beverly Hills, California 90210.  The principal executive offices of CCMA are located at 190 South LaSalle Street, Suite 2800, Chicago, Illinois 60603.   The Trust’s administrator is SEI Global Funds Services, Inc., the Trust’s transfer agent is SEI Investments Management Corporation (d.b.a. SEI Institutional Transfer Agency), and the Trust’s distributor is SEI Investments Distribution Co.,each of which is located at One Freedom Valley Drive, Oaks, Pennsylvania 19456.  The Trust’s custodian is U.S. Bank, N.A., 50 South 16th Street, Philadelphia, Pennsylvania 19102.Counsel to the Trust is Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to CNI Charter Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling (888) 889-0799.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of the AHA Full Maturity Fixed Income Fund
Class N Shares

Shareholder Name and Address	Percentage of Shares Owned as of December 14, 2007
City National Bank Cust FBO Convergent Cap Mgt LLC PO Box 60520 Los Angeles, CA 90060-0520	57.73%
City National Bank FBO CNC PSP/Pooled PO Box 60520 Los Angeles, CA 90060-0520	22.64%
National Financial Services LLC For the Exclusive Benefit of Our Customer 200 Liberty St 1 World Financial Center New York, NY 10281	19.70%

Shareholders Owning Beneficially or of Record More than 5%
of the AHA Full Maturity Fixed Income Fund
Institutional Class Shares

Shareholder Name and Address	Percentage of Shares Owned as of December 14, 2007
Baptist Health Care Corporation 1000 W. Moreno St. PO Box 17500 Pensacola, Fl 32522-7500	47.35%
Patterson & Co. FBO Dearborn County Hospital P/P 1525 W WT Harris Blvd. Charlotte, NC 28288-1151	12.42%
Lewistown Hospital 400 Highland Ave. Lewistown, PA 17044-1167	10.97%
Graham Hospital Building Fund 210 W. Walnut St Canton, IL 61520-2497	10.69%